Exhibit 97

Global Incentive-Based Compensation Recovery Policy

Type:	2 Policy

Version No.:	1

Reference No.:	13929

Scope:	Executives of the FME Group (Current and former members of the Supervisory Board, the KGaA Supervisory Board, and the Management Board, and to the Company's other current and former Executive Officers)

Out of Scope:	n/a

Target Group:	n/a

Publication Date:	22/November/2023

Effective Date:	See below

Status:	Published

Owner’s Department:	Global Legal

Approver’s Position:	FME Management Board

Approver’s Position:	FME Supervisory Board

This document is internal and is the sole property of Fresenius Medical Care. It is issued by the Document Owner and is electronically published in the Policy Management database. Printouts of this document are for reference only. The user is always responsible for referring to the Policy Management database for the latest and valid version.

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Global Incentive-Based Compensation Recovery Policy

CONTENT

1	PURPOSE		3

2	DEFINITIONS		3

3	REQUIREMENTS / PROCESS		5

	3.1	Executives Covered by this Policy	5

	3.2	Amount of Excess Incentive-Based Compensation Subject to Recovery	5

	3.3	Administration	6

	3.4	Method of Recovery	6

	3.5	Impracticability	7

	3.6	Indemnification; Insurance	7

	3.7	Effective Date	7

	3.8	Amendment; Termination	7

	3.9	Other Recovery Rights	7

	3.10	Successors	8

	3.11	Effect of Conversion of Legal Form	8

4	RELATED INTERNAL CONTROLS		8

5	RELATED DOCUMENTS		8

6	ANNEXES		8

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1	PURPOSE

The Supervisory Board (the “Supervisory Board”) of Fresenius Medical Care Management AG, the General Partner of the Company (the “General Partner”), and the Management Board of the General Partner (the “Management Board”), as the respective competent bodies to determine and award the compensation of the members of the Management Board and of persons employed by the Company, including the Company’s “Executive Officers” (as defined herein), hereby adopt the policy set forth herein (the “Policy”) to provide for the recovery of certain executive compensation in the event of an “Accounting Restatement” (as defined in this Policy) resulting from material noncompliance with financial reporting requirements under the U.S. federal securities laws. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10D-1 adopted by the Securities and Exchange Commission (the “Commission”) thereunder, and Rule 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Rules.

2	DEFINITIONS

The terms used throughout this document are defined as per the Common Definition Framework. The following definitions are specific to this document:

Term	Definition
Accounting Restatement

“Accounting Restatement” means a revision of financial statements previously issued by the Company constituting a restatement of such financial statements within the meaning of International Financial Reporting Standards (“IFRS”) as developed and maintained by the International Accounting Standards Board (“ IASB”) and the applicable guidance issued by the IASB with respect to IFRS, or such other internationally recognized set of accounting standards then being applied by the Company in the preparation of its financial statements filed with the Commission. Without limiting the generality of the foregoing, “Accounting Restatement” shall include (1) any required restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (2) a required restatement to correct an error in previously issued financial statements that is not material to previously issued financial statements but would result in a material misstatement if (a) the error were left uncorrected in the current report or (b) were recognized in the current period.

Notwithstanding the foregoing, and for avoidance of doubt, none of the following shall constitute an Accounting Restatement:

a.Retrospective application of a change in accounting principle;

b.

Retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization;

c.

Retrospective reclassification due to a discontinued operation;

d.

Retrospective application of a change in reporting entity, such as from a reorganization of entities under common control;

e.

Retrospective adjustment to provisional amounts in connection with a prior business combination; or

f.

Retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.

Board(s)	“Board” and “Boards” shall mean any or all of the Supervisory Board, the KGaA Supervisory Board (as defined below), and the Management Board, the context shall require.
Executive Officer

“Executive Officer” means any member of the Supervisory Board, any member of the Management Board (including, for the avoidance of doubt, the Company’s Chief Executive Officer and Chief Financial Officer), any member of the Supervisory Board of the Company (the “KGaA Supervisory Board,” the Company’s Chief Accounting Officer, and any officer or other person in charge of a principal business unit, division or function (such as sales, administration or finance) for the Company, any officer or other person who performs a policy-making function for the Company, and any person of a subsidiary of the Company who performs such a policy -making function for the Company. The determination of (i) the persons (other than Board members) in charge of a principal business unit, division or function for the Company, and (ii) the persons

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(including persons of a subsidiary of the Company) who perform a policy -making function for the Company and are thus Executive Officers for purposes of this Policy, shall be made by the Management Board.

Financial Reporting Measures

“Financial Reporting Measures ” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. A financial reporting measure used to determine the grant, earning or vesting of Incentive-Based Compensation need not be presented within the Company’s financial statements or included in a filing by the Company with the Commission. Financial Reporting Measures include, but are not limited to, the following accounting-based measures, and measures derived from such accounting-based measures:

◾
Revenues;
◾
Net income;
◾
Operating income;
◾
Profitability of one or more reportable segments;
◾
EBITDA;
◾
Funds from operations and adjusted funds from operations;
◾
Liquidity measures, such as working capital and operating cash flow;
◾
Return measures (e.g., ROIC, return on assets);
◾
Financial ratios;
◾
Earnings measures, such as earnings per share;
◾
Share price; and
◾
Total shareholder return.

Incentive-Based Compensation

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part on the attainment of a Financial Reporting Measure. Incentive-Based Compensation may include, but is not limited to:

a.

Non-equity incentive plan awards that are earned based wholly or in part on satisfying a financial reporting measure performance goal;

b.

Bonuses paid from a “bonus pool,” the size of which is determined based wholly or in part on satisfying a financial reporting measure performance goal;

c.Other cash awards based on satisfaction of a financial reporting measure performance goal; d.Restricted stock, restricted stock units, performance share units, stock options, and stock appreciation rights that are granted or become vested based wholly or in part on satisfying a financial reporting measure performance goal; and

e.

Proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based wholly or in part on satisfying a financial reporting measure performance goal (including shares acquired with the proceeds of other forms of Incentive-Based Compensation pursuant to the terms of the applicable plan).

None of the following constitute Incentive-Based Compensation:

a.

Salaries;

b.

Bonuses paid solely at the discretion of the Board and not paid from a “bonus pool” that is determined by satisfying a financial reporting measure performance goal;

c.

Bonuses paid solely upon satisfying one or more subjective standards or completion of a specified employment period;

d.

Non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or objectives (e.g., consummating a merger or divestiture), or operational measures (e.g., completion of a project, or increase in market share); and

e.

Equity awards for which (A) the grant is not contingent upon achieving any financial reporting measure performance goal and (B) vesting is contingent solely upon completion of a specified employment period and/or attaining one or more nonfinancial reporting measures.

Inception Date	“Inception Date” means October 2, 2023, the effective date of Rule 313A.14 of the NYSE Listed Company Rules.
Independent

“Independent” means, with respect to a member of the Supervisory Board, that the Supervisory Board affirmatively determines that the member has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making such determination, the Supervisory Board shall consider all factors specifically relevant to

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determining whether a member of the Supervisory Board has a relationship to the Company which is material to that member’s ability to be independent from management in connection with such member’s duties under this Policy, including, but not limited to:

a.

the source of compensation of such member, including any salary, consulting, advisory or other compensatory fee paid by the Company to such member; and

b.

whether such member is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

Without limiting the generality of the foregoing, a member of the Supervisory Board serving as such in accordance with the requirements of the German Co-Determination Act (Mitbestimmungsgesetz), shall be conclusively deemed not to be Independent for purposes of this Policy.

Received

“Received” means the time at which an Executive Officer shall be deemed to have received Incentive-Based Compensation, which shall be the fiscal period of the Company during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive - Based Compensation occurs after the end of that period.

3	REQUIREMENTS / PROCESS

In the event the Company is required to prepare an Accounting Restatement due to material noncompliance by the Company with any financial reporting requirement under the U.S. federal securities laws, the Company will recover, reasonably promptly and to the fullest extent required by this Policy and applicable law, all excess Incentive-Based Compensation erroneously awarded by the Company and/or its subsidiaries, as the case may be. Such recovery shall be sought with respect to the periods for which, and from the Executive Officers from whom, such recovery is required by this Policy and applicable law.

This Policy shall apply to require recovery of excess Incentive-Based Compensation Received by an Executive Officer:

a.	after beginning service as an Executive Officer of the Company;
b.	who served as an Executive Officer at any time during the applicable performance period for that Incentive-Based Compensation;
c.	while a class of securities of the Company is listed on the NYSE, or on another U.S. national securities exchange; and
d.

during the three completed fiscal years immediately preceding the date that the Company is required to prepare an Accounting Restatement, plus any transition period resulting from a change in the Company’s fiscal year within or immediately following such three completed fiscal years.

3.1	Executives Covered by this Policy

This Policy applies to the current and former members of the Supervisory Board, the KGaA Supervisory Board, and the Management Board, and to the Company's other current and former Executive Officers (other than Management Board members) determined to be such by the Management Board in accordance with and consistent with the definition of such term set forth herein, Rule 10D-1 of the Commission and Rule 313A.14 of the NYSE Listed Company Rules.

3.2	Amount of Excess Incentive-Based Compensation Subject to Recovery

The amount of excess Incentive-Based Compensation recoverable from an Executive Officer of the Company in the event of an Accounting Restatement will be the amount of Incentive-Based Compensation Received by such Executive Officer, based on the relevant Financial Reporting Measure or Measures presented prior to the Accounting Restatement, that exceeds the amount

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of Incentive-Based Compensation that such Executive Officer otherwise would have Received had such amount been determined based on the restated amounts.

Any such recoverable amount shall be computed without regard to taxes paid or payable on the excess amount. However, if and to the extent that the application of this Policy would provide for recovery of Incentive-Based Compensation that the Company has recovered or may recover from an Executive Officer pursuant to Section 304 of the Sarbanes -Oxley Act of 2002, the amount such Executive Officer has actually reimbursed the Company for such recovery shall be credited to the recovery required under this Policy.

If the applicable Board cannot determine the amount of excess Incentive-Based Compensation received by any Executive Office by means of a mathematical calculation directly from the information in the Accounting Restatement, then it will make its determination based on a reasonable estimate of the effect of the Accounting Restatement on the applicable measure.

3.3	Administration

Except as set forth in this Policy under the heading “Impracticability,” this Policy shall be administered by the Supervisory Board with respect to members of the Supervisory Board (if applicable) and members of the Management Board, and by the Management Board with respect to other Executive Officers covered by the Policy. Subject to the foregoing limitation with respect to Impracticability, the Supervisory Board may delegate its responsibility for the administration of this Policy to the Human Resources Committee of the Supervisory Board. To the extent responsibility for such administration may be delegated to it by the Supervisory Board, references herein to the Supervisory Board shall be deemed references to its Human Resources Committee. Any determinations made by the applicable Board in the administration of this Policy shall be final and binding on all affected individuals.

In administering this Policy, the Supervisory Board and the Management Board are authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted and applied consistently to members of the respective Boards and other Executive Officers and in a manner that is consistent with the requirements of Section 10D of the Exchange Act, Rule 10D-1 of the Commission thereunder and Rule 313A.14 of the NYSE Listed Company Rules, as each may in effect from time to time.

3.4	Method of Recovery

The applicable Board will determine, in its sole discretion, the method for recovering Incentive-Based Compensation hereunder. Such methods may vary by type of compensation or compensation system, and the applicable Board’s discretion shall include the discretion to utilize different means of recovery in different circumstances. The recovery methods chosen by a Board may include, without limitation:

a.	requiring reimbursement of cash Incentive-Based Compensation previously paid;
b.	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
c.	offsetting the recovered amount from any compensation otherwise owed by the Company or a subsidiary of the Company, as the case may be, to the relevant Executive Officer;
d.	cancelling outstanding vested or unvested equity awards; and/or
e.	taking any other remedial and recovery action permitted by applicable law, as determined by the applicable Board.

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3.5	Impracticability

The Supervisory Board or the Management Board, as the case may be, shall recover any excess Incentive-Based Compensation in accordance with this Policy unless such recovery would be “impracticable,” within the meaning of paragraph (b)(1)(iv)(A), (b)(1)(iv)(B) or (b)(1)(iv)(C) of Rule 10D-1 of the Commission and Rule 313A.14 of the NYSE Listed Company Rules. Anything in this Policy to the contrary notwithstanding,  any determination to forego recovery of excess Incentive-Based Compensation on the ground of impracticability, including any required determination with respect to satisfaction of any of the applicable conditions set forth in paragraph (b)(1)(iv)(A), (b)(1)(iv)(B) or (b)(1)(iv)(C) of Rule 10D-1 (including, in each case and for the avoidance of doubt, any determination with respect to the impracticability of recovery of excess Incentive-Based Compensation paid to Executive Officers other than Management Board members), shall be made solely by a majority of the Independent directors serving on the Supervisory Board.

3.6	Indemnification; Insurance

The Company shall not indemnify any Board member or any other Executive Officer against the loss of any erroneously awarded Incentive-Based Compensation recovered by the Company. The Company shall neither provide for reimbursement of any Executive Officer for any such recovery by, or from the proceeds of, any directors and officers liability insurance policy maintained by the Company, nor pay or reimburse any Executive Officer for the premium costs of any insurance policy obtained directly by the Executive Officer insuring against such recovery.

3.7	Effective Date

This Policy shall be effective as of the date it is adopted by the Supervisory Board or the Management Board, as the case may be (in each case, the “Effective Date”) and shall apply to Incentive-Based Compensation that is Received by an Executive Officer on or after the Inception Date.

3.8	Amendment; Termination

This Policy may be amended from time to time by action of the Supervisory Board and the Management Board, and shall be amended as necessary to comply with Section 10D of the Exchange Act, Rule 10D-1 of the Commission thereunder, and the Listed Company Rules of the NYSE or such other U.S. national stock exchange on which the Company’s shares, or American Depositary Shares representing such shares, may be listed. Subject to such statutory provisions and rules, this Policy may be terminated by action of the Supervisory Board and the Management Board at any time.

3.9	Other Recovery Rights

It is intended that this Policy will be applied to the fullest extent required by applicable law. The applicable Board may require that any employment agreement, equity award agreement, performance share award or similar agreement entered into on or after the Effective Date, or any plan providing for Incentive-based Compensation adopted after the Effective Date shall, as a condition to the grant of any benefit thereunder, require the Executive Officer receiving same to agree to abide by the terms of this Policy. Save as provided above under the heading, “Amount of Excess Incentive-Based Compensation Subject to Recovery,” any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any applicable law or

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regulation, or any similar policy in any employment agreement, equity award agreement, performance share award, or similar agreement and any other legal remedies available to the Company.

3.10	Successors

This Policy shall be binding and enforceable against all Executive Officers and their respective beneficiaries, heirs, executors, administrators or other legal representatives.

3.11	Effect of Conversion of Legal Form

Upon the registration in the Commercial Register (Handelsregister) of the local court (Amtsgericht) of Hof (Saale), Germany of the proposed conversion of the legal form of the Company from a partnership limited by shares (Kommanditgesellschaft auf Aktien) to a stock corporation (Aktiengesellschaft) under German law (the “Conversion”), this Policy shall continue in effect with respect to the present and former Executive Officers of the Company. From and after the effective date of the Conversion, pending adoption of a policy for recovery of excess Incentive-Based Compensation received by Executive Officers of the stock corporation, (i) “Company” shall mean the Company in the legal form of a stock corporation, (ii) “Supervisory Board” shall the Supervisory Board of the Company, and (iii) “Management Board” shall mean the Management Board of the Company, provided, that this Policy shall continue to require recovery of excess Incentive-based Compensation awarded to Executive Officers prior to the Conversion to the same extent as if the Conversion had not occurred.

4	RELATED INTERNAL CONTROLS
Subject	Title
None

5	RELATED DOCUMENTS
Document	Title
None

6	ANNEXES
Document	Title
None

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